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                                                                       EXHIBIT 5


                     [LETTERHEAD OF HINSHAW & CULBERTSON]

                                October 1, 1997

WRITER'S DIRECT DIAL NO.                                                FILE NO.

(312) 704-3852                                                          756843


First Midwest Bancorp, Inc.
300 Park Boulevard, Suite 405
P.O. Box 459
Itasca, Illinois 60143-0459

     Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     You have requested our opinion in connection with the above-referenced registration statement (the "Registration Statement") for the registration of up to 1,520, 611 shares of Common Stock, $.01 par value per share, of the Company (the "Shares"), which are to be sold by certain stockholders of the Company.

     In arriving at the opinion expressed below, we have examined the Registration Statement and such other documents as we have deemed necessary to enable us to express the opinion hereinafter set forth. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and non-assessable.

     We hereby consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,



                                       Timothy M. Sullivan
TMS/mm